Exhibit 21.1
SUBSIDIARIES OF TRINET GROUP, INC.

Company Name	Incorporation Jurisdiction
210 Park Avenue Holding, Inc.	Oklahoma
Ambrose Advisory Services, LLC	New York
App7, Inc.	Delaware
Archimedes Risk Solutions, Ltd.	Bermuda
Gevity Insurance Agency, Inc.	Delaware
Little Bird HR Inc.	Delaware
SOI Employee Benefit Plan Trust	North Carolina
SOI Holdings, Inc.	Delaware
SOI, Inc.	Delaware
TriNet Employee Benefit Insurance Trust	California
TriNet Employer Group Canada, Inc.	Ontario
TriNet Holdings A, Inc.	Delaware
TriNet Holdings B, Inc.	Delaware
TriNet HR I, Inc.	Oklahoma
TriNet HR II, Inc.	Delaware
TriNet HR II Holdings, Inc.	Delaware
TriNet HR II-A, Inc.	Florida
TriNet HR III, Inc.	California
TriNet HR III-A, Inc.	Delaware
TriNet HR III-B, Inc.	Delaware
TriNet HR IV, LLC	New York
TriNet HR XI, Inc.	Delaware
TriNet Insurance Brokerage, Inc.	Delaware
TriNet Insurance Services, Inc.	California
TriNet Professional Employer Services, Inc.	Delaware
TriNet USA, Inc.	Delaware